Exhibit 10.2

AMENDED AND RESTATED

COLONIAL FEDERAL SAVINGS BANK

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made effective as of the 1st day of July, 2021, by and between COLONIAL FEDERAL SAVINGS BANK, a federally chartered savings bank (the “Bank”), and Susan J. Shea (“Executive”) constitutes an amendment and restatement of the employment agreement previously entered into by and between the Bank and Executive. As used in this Agreement, the term “Company” shall refer to any holding company of the Bank and any successor to a holding company of the Bank.

WHEREAS, Executive serves in a position of substantial responsibility, and

WHEREAS, the Bank wishes to assure Executive’s continued services for the term of this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Bank during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1.    Employment. The Bank will employ Executive as Chief Operating Officer and Treasurer. Executive will perform all duties and shall have all powers commonly incident to her position, or which, consistent with her position, the Board of Directors of the Bank (the “Board”) delegates to Executive. Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and to carry out the duties and responsibilities reasonably appropriate to those offices.

2.    Location and Facilities. The Bank will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in Section 1 and as are necessary for her to perform her duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

3.     Term.

a.

The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

b.

Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter (each, an “Anniversary Date”), the disinterested members of the Board may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 17 of this Agreement. The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of its meeting. The Board will notify Executive as soon as possible after its annual review whether it has determined to extend the Agreement.

c.

Notwithstanding the foregoing, in the event the Company or the Bank has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined below, then the term of this Agreement shall be extended and shall terminate no sooner than 24 months following the date on which the Change in Control occurs.

4.     Base Compensation.

a.

For her services as Chief Operating Officer and Treasurer, the Bank agrees to pay Executive an annual base salary at the rate of $203,900.00 per year, payable in accordance with customary payroll practices.

b.

During the term of this Agreement, the Board will review the level of Executive’s base salary at least annually, based upon factors deemed relevant, in order to determine Executive’s base salary through the remaining term of the Agreement.

5.    Bonuses. Executive will participate in discretionary bonuses or other incentive compensation programs that the Bank may sponsor for or award from time to time to senior management employees.

6.    Benefit Plans. Executive will participate in life insurance, medical, dental, pension, profit sharing, retirement and other programs and arrangements that the Bank may sponsor or maintain for the benefit of its employees.

7.     Vacations and Leave.

a.	Executive may take vacations and other leave in accordance with the Bank’s policy for senior executives, or otherwise as approved by the Board.

b.

In addition to paid vacations and other leave, the Board may grant Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

8.    Expense Payments and Reimbursements. The Bank will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with her services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank. Notwithstanding anything to the contrary herein, such reimbursements shall be made no later than the end of the calendar year immediately following the calendar year in which the expense was incurred.

9.     Loyalty and Confidentiality.

a.

During the term of this Agreement, Executive will devote all her business time, attention, skill, and efforts to the faithful performance of her duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation. Executive will not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

b.

Nothing contained in this Agreement will prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Bank, or, solely as a passive, minority investor, in any business.

c.

Executive agrees to maintain the confidentiality of any and all information concerning the operations or financial status of the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or its subsidiaries or affiliates to which she may be exposed during the course of her employment. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, she will not disclose to any person or entity, either during or subsequent to her employment, any of the above-mentioned information which is not generally known to the public, nor will she use the information in any way other than for the benefit of the Bank.

10.     Termination and Termination Pay. Subject to Section 11 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.

Death. Executive’s employment under this Agreement will terminate upon her death during the term of this Agreement, in which event Executive’s estate will receive the compensation due to Executive through the last day of the calendar month in which her death occurred.

b.	Retirement. This Agreement will terminate upon Executive’s retirement under the retirement benefit plan or plans in which she participates pursuant to Section 6 of this Agreement or otherwise.

c.	Disability.

i.

The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform her duties under this Agreement and results in Executive becoming eligible for long term disability benefits under any long-term disability plans of the Bank (or, if no such plans exist, that impairs Executive’s ability to substantially perform her duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board will determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

ii.

In the event of her Disability, Executive will no longer be obligated to perform services under this Agreement. The Bank will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s rate of base salary in effect as of the date of her termination of employment due to Disability. The Bank will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date she returns to full-time employment at the Bank in the same capacity as she was employed prior to her termination for Disability; (B) her death; (C) her attainment of age 65 or (D) the date this Agreement would have expired had Executive’s employment not terminated by reason of Disability. Notwithstanding the foregoing, for purposes of Executive’s receipt of benefits under this Section 10.c.ii. hereof, Executive’s Disability must conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). The Bank will reduce Disability payments by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank. In addition, during any period of Executive’s Disability, the Bank will continue to provide Executive and her dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which Executive and/or her dependents participated prior to her Disability on the same terms as if she remained actively employed by the Bank.

d.	Termination for Cause.

i.

The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate her employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for Cause shall mean termination because of Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.

ii.

Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Bank has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board called and held for the purpose of finding that (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel) Executive was guilty of the conduct described above and specifying the particulars of this conduct.

e.

Voluntary Termination by Executive. In addition to her other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, she will receive only her compensation and vested rights and benefits through the date of her termination. Following her voluntary termination of employment under this Section 10(e), Executive will be subject to the restrictions set forth in Section 10(g) of this Agreement for a period of one (1) year from her termination date.

f.	Without Cause or With Good Reason.

i.

In addition to termination pursuant to Sections 10(a) through 10(e), the Board may, by written notice to Executive, immediately terminate her employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

ii.

Subject to Section 11 of this Agreement, in the event of termination under this Section 10(f), Executive will receive her base salary as of her termination date for the remaining term of the Agreement, with such amount paid in one lump sum within ten (10) calendar days of her termination. Executive will also continue to participate in any benefit plans of the Bank that provide medical, dental and life insurance coverage for the remaining term of the Agreement, under terms and conditions no less favorable than the most favorable terms and conditions provided to senior executives of the Bank during the same period. If the Bank cannot provide such coverage for the remaining term of the Agreement because Executive is no longer an employee or because providing such coverage would result in excise taxes or penalties to the Bank, the Bank will provide Executive with comparable coverage on an individual policy basis or shall provide the cash equivalent.

iii.

“Good Reason” exists if, without Executive’s express written consent, the Bank materially breaches any of its obligations under this Agreement. Without limitation, such a material breach will occur upon any of the following:

(1)

A material reduction in Executive’s responsibilities or authority in connection with her employment with the Bank (other than a reduction resulting from the change in Executive’s position described in Section 1 of this Agreement);

(2)

Assignment to Executive of duties of a non-executive nature or duties for which she is not reasonably equipped by her skills and experience (excluding any change in duties resulting from the change in Executive’s position described in Section 1 of this Agreement);

(3)	Failure of Executive to be nominated or renominated to the Board to the extent Executive is a Board member prior to the Effective Date;

(4)

A reduction in salary or benefits contrary to the terms of this Agreement (other than a reduction resulting from the change in Executive’s position described in Sections 1 and 4 of this Agreement), or, following a Change in Control as defined in Section 11 of this Agreement, any reduction in salary or material reduction in benefits below the amounts Executive was entitled to receive prior to the Change in Control;

(5)

Termination of incentive and benefit plans, programs or arrangements, or reduction of Executive’s participation, that is not applicable to other similarly situated participants and to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(6)

A requirement that Executive relocate her principal business office or her principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation; or

(7)	Liquidation or dissolution of the Bank.

Upon the occurrence of any of the above, Executive can terminate for Good Reason and receive a payment under Section 10.f.ii, subject to the following. Prior to any termination of employment for Good Reason, Executive must first follow a “Good Reason Process” by providing to the Board a written a notice of termination for Good Reason within ninety (90) days following the initial existence of the Good Reason condition, describing with particularity the existence of such condition. The Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Board receives the written notice from Executive, but may waive its right to cure and permit the Executive to terminate prior to the end of the thirty (30) day period. If the Bank remedies the condition within such thirty (30) day cure period, then Good Reason shall not be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive shall be entitled to terminate employment and receive the payments and benefits set forth in Section 10.f.ii.

iv.

Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans, programs or arrangements maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits, applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), will not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans prior to the reduction or elimination are not available to other officers of the Bank or any affiliate under a plan or plans in or under which Executive is not entitled to participate.

g.	Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Bank or Executive pursuant to Section 10(e) or 10(f):

i.	Executive’s obligations under Section 9(c) of this Agreement will continue in effect; and

ii.

During the period ending on the first anniversary of such termination, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products, or services competing with those offered by the Bank from any office within thirty-five (35) miles from the main office or any branch of the Bank and, further, Executive will not interfere with the relationship of the Bank, its subsidiaries or affiliates and any of their employees, agents, or representatives; provided, however, this Section 10.g.ii. shall not apply following a Change in Control of the Bank or the Company.

h.

To the extent Executive is a member of the Board on the date of termination of employment with the Bank, Executive will resign from the Board immediately following such termination of employment with the Bank. Executive will be obligated to tender this resignation regardless of the method or manner of termination, and such resignation will not be conditioned upon any event or payment.

11.     Termination in Connection with a Change in Control.

a.

For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 11.a., the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.

i.

A change in the ownership of the Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

ii.	A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the board(s) of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board(s) of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

iii.

A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred for purposes of this Agreement in connection with the Bank’s mutual holding company reorganization and/or minority stock offering of the Company. Similarly, a Change in Control for purposes of this Agreement will not be deemed to have occurred in the event of a second-step conversion of the Bank’s mutual holding company from mutual-to-stock form and/or contemporaneous stock offering of a newly-formed stock holding company.

i.	There occurs a “Change in Control” of the Bank, as defined or determined by either the Bank’s primary federal regulator or under regulations promulgated by such regulator;

ii.

As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were non-employee directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank;

iii.	The Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank;

iv.

The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank; or

v.

The Bank sells or transfers more than a fifty percent (50%) equity interest in the Bank to another person or entity which is not an affiliate of the Bank, excluding a sale or transfer to a person or persons who are employed by the Bank.

Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion of the Bank from mutual to stock form (including, without limitation, through the formation of a stock holding company) or the reorganization of the Bank into the mutual holding company form of organization constitute a Change in Control for purposes of this Agreement.

b.

Termination. If within the period ending two (2) years after a Change in Control, (i) the Bank terminates Executive’s employment without Cause, or (ii) Executive voluntarily terminates her employment with Good Reason (after following the Good Reason Process set forth in Section 10.f.iii. above), the Bank will, within ten calendar days of the termination of Executive’s employment, make a lump sum cash payment to her equal to three times the average amount reported in Box 5 on Executive’s Forms W-2, plus (i) Executive’s share of non-taxable premiums paid for medical and dental insurance and (ii) deductions taken to from Executive’s compensation to fund Executive’s Flexible Spending Account, for the five calendar year preceding the year of Executive’s termination of employment or preceding the year in which the Change in Control occurs, whichever is greater. The cash payment made under this Section 11(b) shall be made in lieu of any payment also required under Section 10(f) of this Agreement because of Executive’s termination of employment; however, Executive’s rights under Section 10(f) are not otherwise affected by this Section 11. Following termination of employment, executive will also continue to participate in any benefit plans of the Bank that provide medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms (including cost-sharing arrangements) provided to senior executives. If the Bank cannot provide such coverage because Executive is no longer an employee or providing such coverage would result in excise taxes or penalties to the Bank, the Bank will provide Executive with comparable coverage on an individual basis or the cash equivalent. The medical, dental and life insurance coverage provided under this Section 11(b) shall cease upon the earlier of: (i) Executive’s death; (ii) Executive’s employment by another employer other than one of which she is the majority owner; or (iii) thirty-six (36) months after her termination of employment.

c.

The provisions of Section 11 and Sections 13 through 24, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or two years following a Change in Control.

12.    Indemnification and Liability Insurance.

a.

Indemnification. The Bank agrees to indemnify Executive (and her heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which she may be involved by reason of her service as an officer or director of the Bank or any of its subsidiaries or affiliates (whether or not she continues to be an officer or director at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in her capacity as an officer or director of the Bank or any of its subsidiaries. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 12(a) to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 12(a) will survive the term of this Agreement by a period of six (6) years.

b.

Insurance. During the period for which the Bank must indemnify Executive, the Bank will provide Executive (and her heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

13.    Reimbursement of Executive’s Expenses to Enforce this Agreement. The Bank will reimburse Executive for all out-of-pocket expenses, including without limitation, reasonable attorneys’ fees, incurred by Executive in connection with her successful enforcement of the Bank’s obligations under this Agreement. Successful enforcement means the grant of an award of money or the requirement that the Bank take some specified action: (i) as a result of court order; or (ii) otherwise following an initial failure of the Bank to pay money or take action promptly following receipt of a written demand from Executive stating the reason that the Bank must make payment or take action under this Agreement.

14.    Injunctive Relief. Upon a breach or threatened breach of Section 10(g) of this Agreement or the prohibitions upon disclosure contained in Section 9(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Bank under this Agreement.

15.     Successors and Assigns.

a.

This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.

Since the Bank is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate her rights or duties under this Agreement without first obtaining the written consent of the Bank.

16.    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

17.    Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business office and to Executive at her home address as maintained in the records of the Bank.

18.    No Plan Created by this Agreement. Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

19.    Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

20.     Applicable Law. Except to the extent preempted by federal law, the laws of the Commonwealth of Massachusetts shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

21.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions of this Agreement.

22.    Headings. Headings contained in this Agreement arc for convenience of reference only.

23.    Entire Agreement. This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

24.    Other Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 24, this Section 24 shall prevail.

a.

The Bank’s Board of Directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 10(d) of this Agreement.

b.

Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

ATTEST:	COLONIAL FEDERAL SAVINGS BANK

/s/ William R. Esselstyn	By:	/s/ Michael E. McFarland
Witness		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Mary E. Kuropatkin	By:	/s/ Susan J. Shea
Susan J. Shea